Testing the Waters Materials Related to Series #ENIGMA

From the Rally App:

#ENIGMA

'35 ENIGMA I MACHINE (FULLY OPERATIONAL)

THIS INITIAL OFFERING IS COMING SOON!

CURRENT VALUE: $360,000

OFFERING FOR THIS ASSET IS NOT YET SCHEDULED. CHECK BACK SOON

DETAILS GALLERY LEGAL

ASSET SPECIFICATIONS

Model	Enigma I
Production Year	1935
Location of Production	Berlin
Serial Number	A3192
Condition	Fully Operational
Case	Original Wooden Box
Rotors	3
Keyboard	Standard German "QWERTZ"
Authentication	Enigma Museum

#ENIGMA | $360K

COMPARABLE ASSET VALUE

ASSET VALUE

+1039.6%

TRANSACTIONS

21

The interactive Comparable Asset Value Chart (the “Chart”) plots historical sales of assets comparable to the Underlying Asset, showing price values on the vertical axis against time on the horizontal axis.  The prices reflected on the Chart are not adjusted for inflation.  Users of the Platform can opt to display varying ranges of time on the Chart’s horizontal axis, from one month to one year or longer to the extent such data are available.  If multiple comparable asset sales occurred on a single day, the Chart provides an average for that day.  By hovering over the points on the Chart, users can view price and date of sale represented by each point.  The table below sets forth the data points plotted in the Chart.

Comparable Asset	Date	Sale Price	Source / Sale Venue
3 Rotor Enigma I Cipher Machine	5/25/2005	$26,322.48	Christie's
3 Rotor Enigma I Cipher Machine	10/22/2010	$105,734.01	Christie's
3 Rotor Enigma I Cipher Machine	10/8/2012	$94,968.36	Christie's
3 Rotor Enigma I Cipher Machine	11/14/2012	$119,815.00	Bonham's
3 Rotor Enigma I Cipher Machine	10/29/2013	$84,327.00	Bonham's
3 Rotor Enigma I Cipher Machine	6/5/2014	$92,500.00	Bonham's
3 Rotor Enigma I Cipher Machine	9/2/2014	$83,047.50	Christie's
3 Rotor Enigma I Cipher Machine	4/13/2015	$269,000.00	Bonham's
3 Rotor Enigma I Cipher Machine	9/21/2015	$209,000.00	Bonham's
3 Rotor Enigma I Cipher Machine	4/26/2017	$120,238.59	Christie's
3 Rotor Enigma I Cipher Machine	7/11/2017	$51,491.84	Artmark
3 Rotor Enigma I Cipher Machine	10/31/2017	$86,084.00	Bonham's
3 Rotor Enigma I Cipher Machine	12/12/2017	$81,250.00	Sotheby's
3 Rotor Enigma I Cipher Machine	2/11/2018	$93,750.00	Bonham's
3 Rotor Enigma I Cipher Machine	9/19/2018	$175,681.00	Bonham's
3 Rotor Enigma I Cipher Machine	12/4/2019	$338,630.00	RR
3 Rotor Enigma I Cipher Machine	12/17/2019	$187,500.00	Sotheby's
3 Rotor Enigma I Cipher Machine	5/29/2020	$122,028.28	Hermann Historica
3 Rotor Enigma I Cipher Machine	10/23/2020	$100,660.23	Hermann Historica
3 Rotor Enigma I Cipher Machine	4/28/2021	$441,000.00	Sotheby's
3 Rotor Enigma I Cipher Machine	5/12/2021	$299,981.25	RR

#ENIGMA | *Visuals*

Small rubber bumpers on the front of the #ENIGMA case were added later, which may indicate post-war use in West Germany or Austria.

LAUNCH GALLERY >

COMING SOON

RSE Archive, LLC is "testing the waters" to gauge market demand from potential investors for an Offering under Tier II of Regulation A. No money or other consideration is being solicited, and if sent in response, it will not be accepted. No sales of securities will be made or commitment to purchase accepted until qualification of the offering statement by the Securities and Exchange Commission (the "Commission") and approval of any other required government or regulatory agency. An indication of interest made by a prospective investor is non-binding and involves no obligation or commitment of any kind. No offer to buy securities can be accepted and no part of the purchase price can be received without an Offering Statement that has been qualified by the Commission. "Share" or "Stock" refers to interests in a series of RSE Archive, LLC. This communication does not constitute a solicitation to purchase or an offer to sell securities - visit our website rallyrd.com for full terms & conditions. Full details and disclaimers on http://rallyrd.com/disclaimer.

DESCRIPTION OF SERIES 1935 ENIGMA MACHINE

Investment Overview

•Upon completion of the Series #ENIGMA Offering, Series #ENIGMA will purchase a 1935 fully operational three-rotor Enigma I electromechanical cipher machine for Series #ENIGMA (The “Series 1935 Enigma Machine” or the “Underlying Asset” with respect to Series #ENIGMA, as applicable), the specifications of which are set forth below.

•Enigma machines were used to transmit coded communication by scrambling the letters of a message and ensuring only those with the proper machine settings would be able to decipher the meaning.

•The Nazis used Enigma machines extensively during World War Two, and the Allied effort to crack their code is credited as one of the most important factors in defeating the Axis Powers.

•The Underlying Asset is a 1935 fully operational three-rotor Enigma I electromechanical cipher machine.

Asset Description

Overview & Authentication

•Cryptography is the practice of encoding messages for secret communication, often using encryption.

•Cipher machines have been a common tool for those in cryptography since the cipher disk in the 15th century and have evolved over the years to perform increasingly fast and secure transmission of secret messages.

•German electrical engineer Arthur Scherbius filed a patent on February 23, 1918 for “a cipher machine based on rotating wired wheels.” This machine was called the “Enigma” and was initially meant for the commercial market.

•In 1926, the German military began using the Enigma after learning that the British had been able to intercept coded German messages during World War One.

•When a user presses a key on an Enigma machine, rotors move to form a new configuration which “encodes” one letter as another. The internal electric circuitry then lights a display on the lamp board showing the output letter. Operators coordinate with their counterparts by setting up their machines based on an agreed upon codebook. These conditions were the key to maintaining secrecy, as the opposition could use the codebook to decipher the message.

•As Nazi Germany grew their military in the lead-up to World War Two, Poland worked to crack the Enigma. After Germany invaded Poland in 1939, this research was given to Allied forces.

•A British mathematician named Alan Turing worked at Bletchley Park, a secret base in Buckinghamshire for Allied code-breakers during World War Two. While working to decipher the military codes of the Nazis and their allies, Turing focused on cracking the Enigma code. Though the British effort had information from previous Polish research, the Nazis had increased their security protocols and began changing their cipher system every day.

•Turing is known as one of the inventors of the “Bombe,” a device to assist code-breakers. In addition, Turing worked to decipher communications between German Naval personnel by creating a technique called “Banburismus,” which enabled code-breakers to decipher naval Enigma messages beginning in 1941.

•Turing’s work is credited as a vital factor in the Allied victory in World War Two and it has been suggested by some historians that cracking the Enigma code shortened the war by two years.

•In December 2014, Benedict Cumberbatch starred in a film called “The Imitation Game” that told the story of Turing’s code-cracking during World War Two.

•The Enigma I is an electromechanical cipher machine developed between 1927-1929 and was used by the German Army beginning in 1932 and would eventually be used by other branches of the German military.

•It is estimated that around 20,000 Enigma machines of various types were produced in the 1930’s and 1940’s with around 50 known to reside in museums today.

•The Underlying Asset is fully operational as described by the seller.

Notable Features

•The Underlying Asset is a 1935 fully operational three-rotor Enigma I electromechanical cipher machine.

•The Underlying Asset was produced for the German military in 1935 and features an ebonite Steckerbrett [plugboard] on the front, “which was exclusive to the German armed forces and exponentially increased the complexity of the code.”

•The Underlying Asset contains three rotors.

•The Underlying Asset is housed in its original stained oak case with a hinged lid and front panel.

•The Underlying Asset features the serial number plate “A3192” inside its lid along with the original metal stamped “Enigma” label, two spare Stecker cables, 10 spare light bulbs, a contrast screen, and original instructions for cleaning, use and troubleshooting.

•The Underlying Asset features its message holder at the top of the lid, a metal clip marked “1914.”

•The Underlying Asset is stamped on its inner front panel with the words "Enigma" and "Klappe Schliessen" and the case also exhibits its brown leather carrying handle on the back.

•The Underlying Asset exhibits four small rubber bumpers on the front of the case added later, which may indicate post-war use in West Germany or Austria.

Notable Defects

•The Underlying Asset has been modified to accept three modern AA batteries (housed in a replica Third Reich battery case) as no original batteries exist.

Details

Series 1935 Enigma Machine
Model	Enigma I
Year	1935
Location of Production	Berlin
Serial Number	A3192
Condition	Fully Operational

Depreciation

The Company treats Memorabilia Assets as collectible and therefore will not depreciate or amortize the Series 1935 Enigma Machine going forward.